June 11, 2021	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$511,000

Auto Callable Accelerated Barrier Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the Russell 2000® Index due June 14, 2024

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek early exit prior to maturity at a premium if, on the Review Date, the least performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the Russell 2000® Index, which we refer to as the Underlyings, is at or above its Call Value.
•	The date on which an automatic call may be initiated is June 14, 2022.
•	The notes are also designed for investors who seek an uncapped return of 1.65 times any appreciation of the least performing of the Underlyings at maturity, if the notes have not been automatically called.
•	Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Underlyings. Payments on the notes are linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on June 11, 2021 and are expected to settle on or about June 16, 2021.
•	CUSIP: 48132UMC4

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$8.8924	$991.1076
Total	$511,000	$4,544	$506,456

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. These selling commissions will vary and will be up to $9.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $938.40 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Underlyings: The iShares® MSCI EAFE ETF (Bloomberg ticker: EFA) and the iShares® MSCI Emerging Markets ETF (Bloomberg ticker: EEM) (each of the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF, a “Fund” and collectively, the “Funds”) and the Russell 2000® Index (Bloomberg ticker: RTY) (the “Index”) (each of the Index and the Funds, an “Underlying” and collectively, the “Underlyings”)

Call Premium Amount: $100.00 per $1,000 principal amount note

Call Value: With respect to each Underlying, 100.00% of its Initial Value

Upside Leverage Factor: 1.65

Barrier Amount: With respect to each Underlying, 65.00% of its Initial Value, which is $52.65 for the iShares® MSCI EAFE ETF, $35.9385 for the iShares® MSCI Emerging Markets ETF and 1,518.2752 for the Index

Pricing Date: June 11, 2021

Original Issue Date (Settlement Date): On or about June 16, 2021

Review Date*: June 14, 2022

Call Settlement Date*: June 17, 2022

Observation Date*: June 11, 2024

Maturity Date*: June 14, 2024

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call:

If the closing value of each Underlying on the Review Date is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount, payable on the Call Settlement Date. No further payments will be made on the notes.

If the notes are automatically called, you will not benefit from the Upside Leverage Factor that applies to the payment at maturity if the Final Value of each Underlying is greater than its Initial Value.  Because the Upside Leverage Factor does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same value of appreciation in the Least Performing Underlying.

Payment at Maturity:

If the notes have not been automatically called and the Final Value of each Underlying is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return × Upside Leverage Factor)

If the notes have not been automatically called and the Final Value of any Underlying is equal to or less than its Initial Value but the Final Value of each Underlying is greater than or equal to its Barrier Amount, you will receive the principal amount of your notes at maturity.

If the notes have not been automatically called and the Final Value of any Underlying is less than its Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)

If the notes have not been automatically called and the Final Value of any Underlying is less than its Barrier Amount, you will lose more than 35.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Underlying: The Underlying with the Least Performing Underlying Return

Least Performing Underlying Return: The lowest of the Underlying Returns of the Underlyings

Underlying Return: With respect to each Underlying,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Underlying, the closing value of that Underlying on the Pricing Date which was $81.00 for the iShares® MSCI EAFE ETF, $55.29 for the iShares® MSCI Emerging Markets ETF and 2,335.808 for the Index

Final Value: With respect to each Underlying, the closing value of that Underlying on the Observation Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing value of that Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the Russell 2000® Index

Hypothetical Payout Profile

Payment upon an Automatic Call

Payment at Maturity If the Notes Have Not Been Automatically Called

Call Premium Amount

The Call Premium Amount per $1,000 principal amount note if the notes are automatically called is $100.00.

PS-2 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the Russell 2000® Index

Payment at Maturity If the Notes Have Not Been Automatically Called

The following table illustrates the hypothetical total return and payment at maturity on the notes linked to three hypothetical Underlyings if the notes have not been automatically called. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:

•	the notes have not been automatically called;
•	an Initial Value for the Least Performing Underlying of 100.00;
•	an Upside Leverage Factor of 1.65; and
•	a Barrier Amount for the Least Performing Underlying of 65.00 (equal to 65.00% of its hypothetical Initial Value).

The hypothetical Initial Value of the Least Performing Underlying of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying is the closing value of that Underlying on the Pricing Date and is specified under “Key Terms — Initial Value” in this pricing supplement. For historical data regarding the actual closing values of each Underlying, please see the historical information set forth under “The Underlyings” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Value of the Least Performing Underlying	Least Performing Underlying Return	Total Return on the Notes	Payment at Maturity
165.00	65.00%	107.25%	$2,072.50
150.00	50.00%	82.50%	$1,825.00
140.00	40.00%	66.00%	$1,660.00
130.00	30.00%	49.50%	$1,495.00
120.00	20.00%	33.00%	$1,330.00
110.00	10.00%	16.50%	$1,165.00
105.00	5.00%	8.25%	$1,082.50
101.00	1.00%	1.65%	$1,016.50
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
80.00	-20.00%	0.00%	$1,000.00
70.00	-30.00%	0.00%	$1,000.00
65.00	-35.00%	0.00%	$1,000.00
64.99	-35.01%	-35.01%	$649.90
60.00	-40.00%	-40.00%	$600.00
50.00	-50.00%	-50.00%	$500.00
40.00	-60.00%	-60.00%	$400.00
30.00	-70.00%	-70.00%	$300.00
20.00	-80.00%	-80.00%	$200.00
10.00	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00
PS-3 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the Russell 2000® Index

How the Notes Work

Upside Scenario If Automatic Call:

If the closing value of each Underlying on the Review Date is greater than or equal to its Call Value, the notes will be automatically called and investors will receive on the Call Settlement Date the $1,000 principal amount plus the Call Premium Amount of $100.00.  No further payments will be made on the notes.

•	If the closing value of the Least Performing Underlying increases 20.00% as of the Review Date, the notes will be automatically called and investors will receive a 10.00% return, or $1,100.00 per $1,000 principal amount note.

Upside Scenario If No Automatic Call:

If the notes have not been automatically called and the Final Value of each Underlying is greater than its Initial Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Least Performing Underlying Return times the Upside Leverage Factor of 1.65.

•	If the notes have not been automatically called and the closing value of the Least Performing Underlying increases 5.00%, investors will receive at maturity an 8.25% return, or $1,082.50 per $1,000 principal amount note.

Par Scenario:

If the notes have not been automatically called and the Final Value of any Underlying is equal to or less than its Initial Value but the Final Value of each Underlying is greater than or equal to its Barrier Amount of 65.00% of its Initial Value, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the notes have not been automatically called and the Final Value of any Underlying is less than its Barrier Amount of 65.00% of its Initial Value, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value.

•	For example, if the notes have not been automatically called and the closing value of the Least Performing Underlying declines 60.00%, investors will lose 60.00% of their principal amount and receive only $400.00 per $1,000 principal amount note at maturity.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value of any Underlying is less than its Barrier Amount, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 35.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to

PS-4 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the Russell 2000® Index

obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	IF THE NOTES ARE AUTOMATICALLY CALLED, THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE CALL PREMIUM AMOUNT PAID ON THE NOTES,

regardless of any appreciation of any Underlying, which may be significant. In addition, if the notes are automatically called, you will not benefit from the Upside Leverage Factor that applies to the payment at maturity if the Final Value of each Underlying is greater than its Initial Value.  Because the Upside Leverage Factor does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Least Performing Underlying.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING —

Payments on the notes are not linked to a basket composed of the Underlyings and are contingent upon the performance of each individual Underlying. Poor performance by any of the Underlyings over the term of the notes may result in the notes not being automatically called on a Review Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by any other Underlying.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING UNDERLYING.
•	THE BENEFIT PROVIDED BY THE BARRIER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE —

If the Final Value of any Underlying is less than its Barrier Amount and the notes have not been automatically called, the benefit provided by the Barrier Amount will terminate and you will be fully exposed to any depreciation of the Least Performing Underlying.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT RECEIVE DIVIDENDS ON THE FUNDS OR THE SECURITIES INCLUDED IN OR HELD BY ANY UNDERLYING OR HAVE ANY RIGHTS WITH RESPECT TO THE FUNDS OR THOSE SECURITIES.
•	THE RISK OF THE CLOSING VALUE OF AN UNDERLYING FALLING BELOW ITS BARRIER AMOUNT IS GREATER IF THE VALUE OF THAT UNDERLYING IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are

PS-5 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the Russell 2000® Index

included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Underlyings

•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS —

The Funds are subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the Funds and, consequently, the value of the notes.

PS-6 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the Russell 2000® Index

•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

Each Fund does not fully replicate its Underlying Index (as defined under “The Underlyings” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying a Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index. Finally, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of that Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	EMERGING MARKETS RISK WITH RESPECT TO THE iSHARES® MSCI EMERGING MARKETS ETF —

The equity securities held by the iShares® MSCI Emerging Markets ETF have been issued by non-U.S. companies located in emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE FUNDS —

Because the prices of the equity securities held by the Funds are converted into U.S. dollars for purposes of calculating the net asset value of the Funds, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Funds trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Funds denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the notes may be reduced.

•	RECENT EXECUTIVE ORDERS MAY ADVERSELY AFFECT THE PERFORMANCE OF THE iSHARES® MSCI EMERGING MARKETS ETF —

Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities.  The sponsor of the Underlying Index for the iShares® MSCI Emerging Markets ETF has recently removed the equity securities of a small number of companies from that Underlying Index in response to these executive orders and, as a result, these stocks have also been removed from the iShares® MSCI Emerging Markets ETF.  If the issuer of any of the equity securities held by the iShares® MSCI Emerging Markets ETF is in the future designated as such a prohibited company, the value of that company may be adversely affected, perhaps significantly, which would adversely affect the performance of the iShares® MSCI Emerging Markets ETF.  In addition, under these circumstances, each of the sponsor of the Underlying Index for the iShares® MSCI Emerging Markets ETF and the iShares® MSCI Emerging Markets ETF is expected to remove the equity securities of that company from that Underlying Index and the iShares® MSCI Emerging Markets ETF, respectively.  Any changes to the composition of the iShares® MSCI Emerging Markets ETF in response to these executive orders could adversely affect the performance of the iShares® MSCI Emerging Markets ETF.

PS-7 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the Russell 2000® Index

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE INDEX —

Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

PS-8 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the Russell 2000® Index

The Underlyings

The iShares® MSCI EAFE ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization developed market equities, excluding the United States and Canada, which we refer to as the Underlying Index with respect to the iShares® MSCI EAFE ETF. The Underlying Index with respect to the iShares® MSCI EAFE ETF is currently the MSCI EAFE® Index. The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of certain developed markets, excluding the United States and Canada. For additional information about the iShares® MSCI EAFE ETF, see “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement.

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund of iShares®, Inc., a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization emerging market equities, which we refer to as the Underlying Index with respect to the iShares® MSCI Emerging Markets ETF. The Underlying Index with respect to the iShares® MSCI Emerging Markets ETF is currently the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of global emerging markets. For additional information about the iShares® MSCI Emerging Markets ETF, see “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement.

The Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of each Underlying based on the weekly historical closing values from January 8, 2016 through June 11, 2021. The closing value of the iShares® MSCI EAFE ETF on June 11, 2021 was $81.00. The closing value of the iShares® MSCI Emerging Markets ETF on June 11, 2021 was $55.29. The closing value of the Index on June 11, 2021 was 2,335.808. We obtained the closing values above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing values of the Funds above and below may have been adjusted by Bloomberg for actions taken by the Funds, such as stock splits.

The historical closing values of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing value of any Underlying on the Review Date or the Observation Date. There can be no assurance that the performance of the Underlyings will result in the return of any of your principal amount.

PS-9 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the Russell 2000® Index

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes.  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

PS-10 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the Russell 2000® Index

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

PS-11 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the Russell 2000® Index

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion

PS-12 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the Russell 2000® Index

is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2020, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 26, 2020.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-13 | Structured Investments Auto Callable Accelerated Barrier Notes Linked to the Least Performing of the iShares® MSCI EAFE ETF, the iShares® MSCI Emerging Markets ETF and the Russell 2000® Index